                                                                    Exhibit 99.1

                          SHAREHOLDER UPDATE - 12/6/00


I hope that all of you have seen our third quarter earnings release. If not, it is posted under "News" in the Investor Relations section of our web site. I would just like to bring you up to date on several developments that were not included in that release.

The first relates to our collaborative partnership with Wyeth-Ayerst, a division of American Home Products, under which GalaGen and Wyeth-Ayerst are developing a proprietary ingredient with unique antibacterial properties for use in infant formula and other nutritional products worldwide. We have achieved the second milestone under our agreement with Wyeth-Ayerst and will be progressing to human clinical trials. The agreement calls for GalaGen to receive a progress payment of $350,000 once human clinical trials have begun. To date, GalaGen has received $790,000 in payments from Wyeth-Ayerst under this agreement.

While this is very positive news, it also points out the difficulties that GalaGen faces in striving to attain a reasonable market valuation for the company. The product being developed with Wyeth-Ayerst is an exciting new application for GalaGen's patented technologies and, if it comes to market, has the potential for significant sales worldwide. However, the terms of our agreement with Wyeth-Ayerst specifically forbid GalaGen from releasing any information about the product or application in order to protect Wyeth-Ayerst's competitive advantage in being the first to market with this unique benefit.

In the long run, the success of our strategic partners benefits GalaGen. However, in the short term, our partners need us to severely restrict the information we provide about our collaborative work with them. As a result, we are not able to promote the company as aggressively as we might like, and this makes it more difficult to raise additional capital. However, we continue our efforts to broaden our investor base. As part of that effort, I was interviewed on CEOCast on Monday, November 27, and invite you to listen to the interview at www.ceocast.com. It will remain on the site through the end of the year. I also was interviewed by the The Wall Street Transcript, a weekly publication targeted to the investment community, and that interview will appear in the December 18 issue.

We are also continuing to exert our best efforts to meet the condition set by the Nasdaq Listing Qualifications Panel in granting GalaGen an exception to the listing requirement for the SmallCap Market. We met the first condition of the exception, which required us to report net tangible assets of at least $2,000,000 on or before October 16. The second condition requires that by January 2, 2001, GalaGen report net tangible assets of $3.8 million as of November 30, 2000, as adjusted for any significant events or transactions occurring on or before the filing date. We also have been granted a 90 day exception from the $1.00 per share minimum bid price requirement for listing on the SmallCap Market.

We have enlisted the services of Legacy Securities Corporation, an investment banking firm that focuses on raising capital and providing merger and acquisition advisory services and other financial services to entrepreneurial companies. Legacy was formed in 1994 by a group of experienced investment bankers who were previously with various national and regional investment banking firms and has compiled an impressive list of clients, including Premier Technologies, Inc. (Nasdaq:PTEK), Suburban Lodges of America (Nasdaq:SLAM), and MEDSHARES and Affiliates, Inc. We are pleased to have them working with GalaGen.

At the same time, we are continuing to work with additional major consumer goods companies that recognize the superiority of GalaGen's colostrum-based ingredients and the competitive advantage that they can achieve by incorporating those ingredients in their products. We continue to build our pipeline of potential partnerships with major consumer products companies like Estee Lauder and Novartis.

I welcome your feedback about this letter and subjects you would like me to address in the future. Please send your thoughts to me at info@galagen.com. In the meantime, we at GalaGen wish you a healthy holiday season.

Except for historical information, matters discussed in this Shareholder Update are forward-looking statements that involve risk and uncertainties, including, but not limited to, risks associated with developing a proprietary ingredient for Wyeth-Ayerst, receipt of a progress payment related to the product, potential sales for the product, the company's efforts to remain listed on the Nasdaq SmallCap Market, the company's ability to partner with major consumer goods companies, and other important factors listed in the company' annual report on form 10-K for fiscal 1999 filed with the Securities and Exchange Commission. A number of factors could cause the company's actual results to differ materially from its expectations and assumptions. These factors include the company's ability to continue to finance its operations, the timing and success of human clinical trials of the ingredient being developed for Wyeth-Ayerst, consumer acceptance of the company's products, the continued listing of the company's common stock on the Nasdaq SmallCap Market, and the company's ability to identify potential product development partners and enter into product development arrangements.